Exhibit 99.2

FOURTH AMENDMENT TO PROMISSORY NOTE

This Fourth Amendment to Promissory Note (“Fourth Amendment”), effective as of May 9, 2010 (“Effective Date”), amends and supplements the terms and conditions of that certain Promissory Note dated March 9, 2009 (“Note”) between China Tel Group, Inc., a Nevada corporation (“Maker”), and Trussnet Capital Partners (HK) Ltd., a Hong Kong limited liability company (“Payee”), in the original principal amount of US$191,000,000 (“Original Principal Amount”), as previously amended by the First Amendment to Promissory Note, effective as of March 5, 2010 (“First Amendment”), the Second Amendment to Promissory Note, effective as of March 16, 2010 (“Second Amendment”), and the Third Amendment to Promissory Note, effective as of April 7, 2010 (“Third Amendment”).

RECITALS

A.	Payee has not assigned any of its beneficial interest in the Note, as amended, and is the holder of all right, title and interest under the Note, as amended.

B.
Maker has entered into an Amended and Restated Stock Purchase Agreement (“SPA”) with Isaac Organization, Inc., the closing of which is contingent upon Payee’s willingness to extend the terms of the Note, as amended, consistent with the payment schedule described in the SPA.

C.
Maker and Payee desire to extend the Maturity Date under the Note, as amended, further amend the Note and to clarify and restate the past and future application of payments towards principal, interest and extension fees.

AGREEMENT

1.
Except as restated in this Fourth Amendment, the First Amendment, Second Amendment and Third Amendment are of no further force and effect.  Except as expressly modified by this Fourth Amendment, all other terms and conditions of the Note remain in full force and effect.

2.
Section 1 of the Note entitled Interest is amended to provide that, commencing March 9, 2010, interest shall accrue on the lesser of the Original Principal Amount or the actual principal balance of the End Note at the rate of Ten Percent (10%) per annum calculated on a daily basis using a 365 day calendar year.

3.
Section 2 of the Note entitled Maturity Date is amended to December 31, 2011.  Maker has received two prior extensions of the Maturity Date, each for a period of thirty (30) days.  For each prior extension, Maker shall pay an extension fee of one percent (1%) of the Original Principal Amount.  By this Fourth Amendment, Maker is granted a third extension of the Maturity Date, for which Maker shall pay an extension fee at a yearly rate of four percent (4%) of the Original Principal Amount.

4.
Maker promises to pay Payee all amounts due under the Note, as amended, in lawful money of the United States.  Payee may elect to receive payment of all or any portion of the past or future accrued interest and/or extension fees, but not any portion of the Original Principal Amount, in either U.S. Dollars or in shares of Series A common stock of Maker (“Shares”).  If Payee elects to receive payment of the permitted amount in Shares, such Shares shall be issued to Payee at a price per share of the lesser of: (i) ninety-five cents ($0.95); or (ii) eighty percent (80%) of the volume weighted average of the closing bid price for the Shares on the Over the Counter Bulletin Board quotation system for the ten (10) day period prior to the date Payee delivers a written election to receive such payment in the form of Shares (“Share Calculation”).  Payee has elected, effective May 9, 2010, to receive Shares for the difference between the total amount due under the Note (after application of all cash payments received through the Effective Date) and the Original Principal Amount.  Any future election by Payee to receive payment in the form of Shares shall be exercised no more frequently than quarterly, commencing August 1, 2010.  Unless otherwise agreed, any Shares issued to Payee by Maker will not have not been registered under the Securities Act of 1933, as amended (“Act”) and may not be offered or sold, absent registration under the Act and applicable state securities laws or an applicable exemption from those registration requirements.

5.	Payee shall have the right to allocate any subsequent payments between accrued interest, reduction of the principal balance, or a combination of both.

6.
As to any payment made after the Effective Date that is applied against the principal balance, Payee promises to pay, within ten (10) days, an equal amount to CECT-Chinacomm Communications Co. Ltd., a corporation organized under the laws of the Peoples Republic of China (“CECT-Chinacomm”) or to Chinacomm Ltd., a corporation organized under the laws of the Cayman Islands (“Chinacomm Cayman”), in fulfillment of Payee’s contract to acquire the shares of Chinacomm Cayman, which shares Payee has sold to Maker in exchange for the Note.

7.	Section 5(b) of the Note entitled Payment on Maturity Date; Mandatory Prepayments is deleted and of no further force and effect.

8.	Maker shall have the right to prepay the Note, as amended (in whole or in part), at any time and without penalty.

9.	Payee waives enforcement of any event of default described in Section 7 of the Note entitled Events of Default that may have occurred prior to the Effective Date of this Fourth Amendment.

10.
For purposes of delivering any notice required or permitted under the Note, Maker’s address is amended to 12526 High Bluff Road, Suite 155, San Diego, California 92130, and Payee’s address is amended to Room M202 Haleson Building, 1 Jubilee Street, Central, Hong Kong.

11.	Payee shall physically affix this Fourth Amendment to the Note and shall not seek to endorse, negotiate or otherwise assign the Note separate from the Fourth Amendment.

12.
This Fourth Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy, and all of which, when taken together, shall constitute one and the same document.

MAKER:		PAYEE:

CHINA TEL GROUP, INC.		TRUSSNET CAPITAL PARTNERS (HK) LTD.

By	/s/ George Alvarez George Alvarez, its Chief Executive Officer	By	/s/ Colin Tay Colin Tay, its President